RYAM Reports Second Quarter 2025 Results
Long-Term Strategic Direction and Value Creation Remain Firmly Intact
•Net Sales for the second quarter of $340 million
•Loss from Continuing Operations for the second quarter of $366 million, inclusive of a $337 million non-cash Canadian deferred tax asset write-off
•Adjusted EBITDA from Continuing Operations for the second quarter of $28 million
•Total Debt of $746 million and Net Secured Debt of $688 million with a covenant net secured leverage ratio of 3.8 times
•Year-to-date Cash Provided by Operating Activities of $10 million; Adjusted Free Cash Flow of $(52) million
•2025 Adjusted EBITDA guidance of $150 million to $160 million; adjusted for non-cash and isolated issues, guidance would have approximated $200 million
•2025 Adjusted Free Cash Flow guidance of $(10) million to $(25) million, reflecting approximately $30 million in the back half of the year
•Tariffs and other extraordinary headwinds are not expected to impact the Company’s long-term strategy
•The long-term plan is on track to deliver over $300 million in run-rate EBITDA by the end of 2027
JACKSONVILLE, Fla., August 5, 2025 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its second quarter ended June 28, 2025.
“Our second quarter results were impacted by a series of extraordinary and largely non-recurring challenges, including tariff volatility, operational disruptions and significant non-cash charges,” said De Lyle Bloomquist, President and CEO of RYAM. “These factors, while meaningful in the short term, are now largely behind us. As a result, we revised our 2025 Adjusted EBITDA guidance to $150 to $160 million. Importantly, these headwinds peaked in the second quarter and we’re already seeing tangible signs of stabilization and recovery entering the second half of the year.
“Looking ahead, we expect that our long-term plan remains on track to nearly double our EBITDA over the next two years relative to our revised 2025 outlook. This confidence is grounded in the cessation of extraordinary headwinds encountered in 2025 and a clear set of growth drivers. We are actively addressing these near-term headwinds and expect to capture significant upside from our Cellulose Specialties strategy, investments into Biomaterials and cost reduction initiatives. In addition, we have initiatives in place to restore our Paperboard and High-Yield Pulp businesses to historical levels of profitability and position it for divestiture in 2026. With disciplined execution and a solid balance sheet, we are well-positioned to capture these opportunities and unlock substantial, sustainable shareholder value. The temporary setbacks we’ve faced this year do not alter the fundamentals of our business or the trajectory we are on—they simply reinforce the importance and impact of the strategy we are executing,” concluded Mr. Bloomquist.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Second Quarter 2025 Financial Results
The Company reported a net loss of $363 million, inclusive of a $337 million non-cash deferred tax asset write-off, or $(5.44) per diluted share, for the quarter ended June 28, 2025 compared to net income of $11 million, or $0.17 per diluted share, for the prior year quarter.
Loss from continuing operations for the quarter ended June 28, 2025 was $366 million, inclusive of the $337 million non-cash deferred tax asset write-off, or $(5.48) per diluted share, compared to income from continuing operations of $8 million, or $0.12 per diluted share, for the prior year quarter.
Beginning in January 2025, the Company reorganized its former High Purity Cellulose operating segment into three separate businesses: Cellulose Specialties, Biomaterials and Cellulose Commodities. No changes were made to the composition of the Paperboard and High-Yield Pulp operating segments. Prior period segment results have been recast to align with this new segment reporting structure.
Net sales were comprised of the following for the periods presented:

	Three Months Ended
(in millions)	June 28, 2025	March 29, 2025	June 29, 2024
Cellulose Specialties	$208	$201	$241
Biomaterials	6	7	8
Cellulose Commodities	59	75	85
Paperboard	47	49	60
High-Yield Pulp	29	31	33
Eliminations	(9)	(7)	(8)
Net sales	$340	$356	$419
Operating income (loss) was comprised of the following for the periods presented:

	Three Months Ended
(in millions)	June 28, 2025	March 29, 2025	June 29, 2024
Cellulose Specialties	$29	$31	$50
Biomaterials	1	2	1
Cellulose Commodities	(9)	(13)	(21)
Paperboard	—	(2)	12
High-Yield Pulp	(7)	(7)	1
Corporate	(15)	(26)	(15)
Operating income (loss)	$(1)	$(15)	$28
Following the indefinite suspension of Temiscaming cellulose operations in the third quarter of 2024, certain infrastructure assets of the site’s cellulose plant continue to run in support of the ongoing energy needs of the Paperboard and High-Yield Pulp operations. As such, beginning in the fourth quarter of 2024, the net impact of the custodial site costs being incurred and the sales of any electricity generated by the running of the cellulose plant assets are reflected within the operating results of the Paperboard and High-Yield Pulp businesses.
Cellulose Specialties
Net sales for the second quarter decreased $33 million, or 14 percent, compared to the same prior year quarter driven by a 15 percent decrease in sales volumes that was in line with expectations and due primarily to a pause in customer orders driven by uncertainty surrounding imposed tariffs, strong sales in the prior year quarter ahead of the indefinite suspension of Temiscaming cellulose operations in July 2024 and the impact of a labor strike at the Tartas cellulose plant in the current quarter. Partially offsetting the sales volume decrease was a 3 percent increase in sales prices.
Operating income for the second quarter decreased $21 million, or 42 percent, compared to the same prior year quarter driven by the lower sales volumes, higher key input costs, lower production due to operational challenges and the labor strike at the Tartas cellulose plant, and the one-time prior year recognition of $3 million in CEWS benefit claims.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the first quarter of 2025, net sales increased $7 million driven by a 3 percent increase in sales prices, with flat sales volumes. Operating income decreased $2 million primarily due to operational challenges and the labor strike at the Tartas cellulose plant in the current quarter, partially offset by the higher sales prices.
Biomaterials
Net sales for the second quarter decreased $2 million, or 25 percent, compared to the same prior year quarter driven by lower production due to operational challenges and the impact of the labor strike at the Tartas cellulose plant in the current quarter, which limited raw material supply due to the bioethanol facility’s reliance on the Tartas cellulose plant for feedstock.
Operating income for the second quarter was flat compared to the same prior year quarter as higher shared and ancillary service costs under the business’s newly established cost structure were offset by lower production costs as a result of the aforementioned reductions in feedstock availability.
Compared to the first quarter of 2025, net sales and operating income each decreased $1 million, impacted by the lower production due to the aforementioned reductions in feedstock availability.
Cellulose Commodities
Net sales for the second quarter decreased $26 million, or 31 percent, compared to the same prior year quarter driven by a 33 percent decrease in sales volumes due primarily to lower non-fluff commodity sales and the impact of the labor strike at the Tartas cellulose plant, partially offset by a 7 percent increase in sales prices driven by market supply dynamics for fluff.
Operating loss for the second quarter improved $12 million, or 57 percent, compared to the same prior year quarter driven by lower non-fluff commodity losses, lower indefinite suspension charges and lower key input costs, partially offset by lower production due to operational challenges and the labor strike at the Tartas cellulose plant, and the one-time prior year recognition of $2 million in CEWS benefit claims.
Compared to the first quarter of 2025, net sales decreased $16 million as sales volumes decreased 24 percent primarily driven by lower production due to operational challenges and the labor strike at the Tartas cellulose plant in the current quarter. These decreases were partially offset by a 6 percent increase in sales prices that was driven by market supply dynamics. Operating loss improved $4 million primarily due to the higher sales prices, partially offset by the lower sales volumes.
Paperboard
Net sales for the second quarter decreased $13 million, or 22 percent, compared to the same prior year quarter. Sales prices and volumes decreased 3 percent and 23 percent, respectively, driven by mix, shifting customer dynamics associated with tariff uncertainty and increased competitive activity due to increased EU imports and the start-up of new U.S. capacity.
Operating results for the second quarter declined $12 million, or 100 percent, compared to the same prior year quarter driven by the lower sales, the impact of Temiscaming net custodial site costs and the one-time prior year recognition of $2 million in CEWS benefit claims.
Compared to the first quarter of 2025, net sales decreased $2 million driven by an 8 percent decrease in sales volumes due to shifting customer dynamics associated with tariff uncertainty, partially offset by a 2 percent increase in sales prices. Operating results improved $2 million driven by lower production costs due to improved operations.
High-Yield Pulp
Net sales for the second quarter decreased $4 million, or 12 percent, compared to the same prior year quarter. Sales prices and volumes decreased 11 percent and 7 percent, respectively, driven by lower demand, including in China where demand for all grades of market pulp were down, continued oversupply in China and the timing of shipments, primarily related to shipping challenges to customers in India.
Operating results for the second quarter declined $8 million compared to the same prior year quarter driven by the lower sales, higher logistics costs, the impact of Temiscaming net custodial site costs and the one-time prior year recognition of $2 million in CEWS benefit claims.
Compared to the first quarter of 2025, net sales decreased $2 million and operating loss was flat driven by 2 percent and 13 percent decreases in sales prices and volumes, respectively, that were offset by lower key input costs.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Corporate
Operating loss for the second quarter was flat compared to the same prior year quarter as lower variable compensation costs and a decrease in costs related to the Company’s ERP implementation were offset by unfavorable foreign exchange rates in the current quarter compared to favorable rates in the prior year quarter.
Compared to the first quarter of 2025, operating loss improved $11 million driven by first quarter non-cash environmental reserves charges of $12 million and lower variable compensation costs, partially offset by unfavorable foreign exchange rates in the current quarter compared to the first quarter.
Non-Operating Income & Expense
Interest expense for the quarter ended June 28, 2025 increased $2 million compared to the same prior year quarter primarily driven by an increase in the average effective interest rate on debt. Total debt decreased $32 million from June 29, 2024 to June 28, 2025.
Unfavorable foreign exchange rates during the quarter ended June 28, 2025 compared to favorable rates in the same prior year quarter resulted in a net unfavorable impact of $2 million.
Income Taxes
The Company determined that a valuation allowance is required against a substantial portion of its Canadian deferred tax assets, driven by weakness in the Paperboard and High-Yield Pulp businesses, resulting in the recognition of a non-cash tax expense of $337 million in the current quarter. This determination was made after considering all available evidence, with significant weight being given to evidence that can be objectively verified, such as recently incurred losses in the applicable jurisdiction, as required under U.S. GAAP. The valuation allowance does not impact the Company’s legal right to use the deferred tax assets against cash taxes and future recognition will continue to be evaluated as market conditions evolve.
The effective tax rate on the loss from continuing operations for the quarter ended June 28, 2025 was not meaningful as a result of the valuation allowance placed on the Company’s Canadian deferred tax assets. Also driving the difference between the effective tax rate and the federal statutory rate of 21 percent were different statutory tax rates in foreign jurisdictions, valuation allowances on nondeductible U.S. interest expense, U.S. tax credits and nondeductible executive compensation.
The effective tax rate on the income from continuing operations for the quarter ended June 29, 2024 was a benefit of 11 percent. This rate differed from the federal statutory rate of 21 percent primarily due to the release of certain tax reserves, return-to-accrual adjustments, excess deficit on vested stock compensation and changes in the valuation allowance on disallowed interest deductions.
Discontinued Operations
During the quarter ended June 28, 2025, the Company recorded pre-tax income from discontinued operations of $4 million related to the remaining CEWS benefit claims deferred since 2021.
During the quarter ended June 29, 2024, the Company recorded pre-tax income from discontinued operations of $5 million related to CEWS benefit claims deferred since 2021 and a pre-tax loss of $1 million on the sale of its softwood lumber duty refund rights.
Cash Flows & Liquidity
The Company generated operating cash flows of $10 million during the six months ended June 28, 2025 driven by strong working capital management despite the significant decline in operating results.
The Company used $75 million in investing activities during the six months ended June 28, 2025 related to net capital expenditures, which included $13 million of strategic capital spending.
The Company had $1 million of net cash inflows from financing activities during the six months ended June 28, 2025 from net borrowings of long-term debt, partially offset by the repurchase of common stock and net repayments of short-term debt.
The Company ended the second quarter with $202 million of global liquidity, including $71 million of cash, $116 million of borrowing capacity under the ABL Credit Facility and $15 million of availability under the France factoring facility.
As of June 28, 2025, the Company’s consolidated net secured leverage ratio was 3.8 times covenant EBITDA.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Business Outlook
The Company now expects full year 2025 Adjusted EBITDA to range between $150 million and $160 million, reflecting the impact of extraordinary and primarily non-recurring challenges encountered during the first half of the year. These included global trade disruptions, tariff-driven market volatility, operational challenges, softer demand in Paperboard and High-Yield Pulp, a non-cash environmental charge and foreign exchange headwinds.
While these near-term pressures weighed on second quarter results, they are largely considered to have peaked in the period. Since May, order trends in Cellulose Specialties have improved month over month and operational performance across the Company’s cellulose facilities has remained broadly stable. With signs of normalization emerging, RYAM is positioned to rebuild momentum in the second half of the year.
Looking ahead, the Company expects to meaningfully grow EBITDA over the two years following 2025, supported by focused efforts to increase Cellulose Specialties sales volume from the expected market demand growth, expand Cellulose Specialties margins by increasing prices and investing in high return cost reduction projects and accelerate high-return investments in Biomaterials. These actions are core to RYAM’s long-term strategy, which targets over $300 million in run-rate EBITDA by the end of 2027.
The Company remains committed to disciplined capital allocation. As previously disclosed, RYAM began a process to explore the sale of its Paperboard and High-Yield Pulp businesses; however, given current market conditions and trade-related uncertainty, the process is now effectively on hold.
The following segment outlooks reflect RYAM’s current performance expectations for its operating businesses for the remainder of 2025.
Cellulose Specialties
Average cellulose specialties sales prices in 2025 are expected to increase by a mid single-digit percentage compared to the prior year. Sales volumes are anticipated to decline by a high single-digit percentage, reflecting tariff impacts, accelerated destocking of acetate and the absence of 2024 bridge volumes following the indefinite suspension of production at the Temiscaming plant. Acetate demand remains soft due to tariff-driven impacts, accelerated customer destocking and weaker global cigarette market trends. Ethers volumes are anticipated to improve, while demand for other cellulose specialties grades remains strong, supported by tight global supply conditions. Raw material input and logistics costs are expected to increase moderately year-over-year. All cellulose plants are currently running at expected operating rates.
Overall, EBITDA is expected to approximate $232 million to $235 million for the full year 2025, subject to additional impacts from tariffs.
Biomaterials
The Company continues to evaluate investments in new green energy and renewable products to provide both increased end-market diversity and incremental profitability. The Company intends to proceed only with those projects that are expected to meet its investment hurdles: a minimum 30 percent return on equity and a less than two-year payback period for RYAM equity. In the fourth quarter of 2024, the Company secured green capital of €67 million, which allows it to advance the biomaterials strategy and further progress towards its goal of generating over $70 million of EBITDA from RYAM’s Biomaterials business, inclusive of the projects summarized below:
•The Company’s bioethanol facility in France is operational since the first quarter of 2024.
•The Company re-started its lignosulfonate powder plant in France in the first quarter of 2025.
•The Company continues to pursue an investment in a bioethanol facility in Fernandina Beach, Florida, similar to its bioethanol facility in France. While the City of Fernandina Beach recently denied the site plan application for this project, the Company believes the City erred in making its determination and is pursuing all available legal remedies. In expectation of a favorable outcome, the Company continues to advance engineering plans and explore potential commercial agreements.
•The Company is evaluating investments in crude tall oil facilities in Jesup, Georgia and Tartas and a prebiotics facility at the Jesup plant, and is currently working on permitting, engineering and commercial agreements for these new facilities. In July 2025, the Company received GRAS (generally recognized as safe) status for its prebiotics product with a letter of no objection from the U.S. Food and Drug Administration.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

•The Company is a partner in AGE (Altamaha Green Energy, LLC), a start-up entity that aims to utilize renewable forestry waste and other biomass generally discarded as waste to generate green electricity for the State of Georgia from a new facility to be constructed adjacent to the Company’s Jesup plant. Although the project remains in the development phase, AGE is actively evaluating the construction and financing requirements for the new facility.
•The Company recently signed Memoranda of Understanding with Verso Energy to explore electrofuel Sustainable Aviation Fuel (eSAF) opportunities at both its Jesup and Tartas facilities, and with GranBio to develop a pilot-scale SAF plant at the Jesup site.
The Company expects to make final investment decisions on several of these projects in 2025.
Overall, EBITDA is expected to approximate $8 million to $10 million for the full year 2025.
Cellulose Commodities
Chinese retaliatory tariffs continue to disrupt global fluff market dynamics, creating a mismatch between supply and demand. As a result, RYAM’s production is being actively shifted toward non-fluff commodities until RYAM’s new DWP (dissolving wood pulp) fluff product is fully qualified in China. While demand remains uncertain, RYAM will continue to adjust production mix to mitigate the impact of direct tariffs and related second-order effects. Raw material input and logistics costs are expected to increase moderately.
Overall, EBITDA is expected to approximate a loss of $15 million for the full year 2025, subject to additional impacts from tariffs.
Paperboard
Paperboard sales volumes are expected to remain soft due to continued economic uncertainty and weaker customer demand. Additionally, prices are expected to decline year-over-year, reflecting increased competitive activity from new U.S. competitor capacity. Input costs are projected to rise as a result of higher purchased pulp prices, increased allocation of Temiscaming custodial site costs and ongoing tariff mitigation efforts. In response to ongoing market weakness and a softer sales outlook, the Company is idling Paperboard production for two weeks during the third quarter as a proactive measure to align inventory levels with demand and preserve cash flow.
Overall, EBITDA is expected to approximate $20 million for the full year 2025.
High-Yield Pulp
High-Yield Pulp sales prices and volumes are expected to decline in 2025, driven primarily by continued oversupply in the Chinese market. Input costs are also projected to rise due to a higher allocation of custodial site costs at the Temiscaming facility. Given the ongoing market weakness, the Company continues to take proactive steps to manage production and costs. In response to ongoing market weakness and a softer sales outlook, the Company is idling High-Yield Pulp production for three weeks during the third quarter to proactively manage inventory levels and preserve cash flow.
Overall, EBITDA is expected to approximate a loss of $20 million to $25 million for the full year 2025.
Corporate
Corporate costs for full year 2025 are expected to be higher compared to the prior year primarily due to the $12 million of non-cash environmental reserve charges recorded in the first quarter and potential continued foreign exchange headwinds from a weaker U.S. dollar. These impacts are expected to be partially offset by lower corporate spending in the second half of the year following the completion of the Company’s ERP implementation.
Overall, Corporate costs are expected to approximate $70 million for the full year 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, August 6, 2025, to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on August 20, 2025. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13750564.
About RYAM
RYAM is a global leader of cellulose-based technologies, including cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce commodity fluff pulp, biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to various risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended June 28, 2025. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties, including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. Business and Operational Risks The Company’s ten largest customers represented a significant portion of the Company’s 2024 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

associated downtime, could materially adversely affect the Company’s business. The Company faces risks to its assets, including the potential for substantial impairment of long-lived assets. The Company may be required to recognize a significant non-cash charge to earnings if its recorded deferred tax assets are deemed unrealizable. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company depends on attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to meet the Company’s customers’ needs through the development of new products or the discovery of new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Challenges and uncertainties in executing the Company’s Biomaterials strategy may adversely impact its business and financial results. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential long-term impact of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, as well as Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flow, adjusted net income, adjusted net debt and net secured debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Six Months Ended
	June 28, 2025	March 29, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$340	$356	$419	$696	$807
Cost of sales	(316)	(332)	(371)	(648)	(722)
Gross margin	24	24	48	48	85
Selling, general and administrative expense	(18)	(23)	(21)	(41)	(42)
Foreign exchange gain (loss)	(4)	(1)	—	(5)	3
Indefinite suspension charges	(1)	—	(7)	(1)	(7)
Other operating income (expense), net	(2)	(15)	8	(17)	6
Operating income (loss)	(1)	(15)	28	(16)	45
Interest expense	(23)	(24)	(21)	(47)	(42)
Other income (expense), net	(2)	2	1	—	3
Income (loss) from continuing operations before income tax	(26)	(37)	8	(63)	6
Income tax (expense) benefit	(339)	5	1	(334)	2
Equity in loss of equity method investment	(1)	—	(1)	(1)	(1)
Income (loss) from continuing operations	(366)	(32)	8	(398)	7
Income from discontinued operations, net of tax	3	—	3	3	3
Net income (loss)	(363)	(32)	11	(395)	10
Net income attributable to redeemable noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to RYAM	$(363)	$(32)	$11	$(395)	$10

Basic and Diluted earnings per common share
Income (loss) from continuing operations	$(5.48)	$(0.49)	$0.12	$(5.99)	$0.10
Income from discontinued operations	0.04	—	0.05	0.04	0.05
Net income (loss) per common share	$(5.44)	$(0.49)	$0.17	$(5.95)	$0.15

Weighted average shares used in determining EPS
Basic EPS	66,875,897	66,216,983	65,716,362	66,551,962	65,582,651
Diluted EPS	66,875,897	66,216,983	68,790,311	66,551,962	68,006,328
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	June 28, 2025	December 31, 2024
Assets
Cash and cash equivalents	$71	$125
Other current assets	469	476
Property, plant and equipment, net	1,043	1,019
Other assets	172	510
Total assets	$1,755	$2,130

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Debt due within one year	$26	$24
Other current liabilities	346	376
Long-term debt	720	706
Non-current environmental liabilities	172	160
Other liabilities	136	139
Redeemable noncontrolling interest	13	11
Total stockholders’ equity	342	714
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,755	$2,130

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Six Months Ended
	June 28, 2025	June 29, 2024
Operating Activities
Net income (loss)	$(395)	$10
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Income from discontinued operations, net of tax	(3)	(3)
Depreciation and amortization	62	67
Deferred income tax expense (benefit)	333	(1)
Changes in working capital and other assets and liabilities	(13)	20
Other	26	6
Cash provided by operating activities	10	99

Investing Activities
Capital expenditures, net of proceeds	(75)	(58)
Cash used in investing activities	(75)	(58)

Financing Activities
Changes in debt principal balance	4	1
Other	(3)	(2)
Cash provided by (used in) financing activities	1	(1)

Net increase (decrease) in cash and cash equivalents	(64)	40
Net effect of foreign exchange on cash and cash equivalents	10	(2)
Balance, beginning of period	125	76
Balance, end of period	$71	$114
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2025	March 29, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Average Sales Prices ($ per metric ton)
Cellulose Specialties	$1,807	$1,750	$1,750	$1,783	$1,733
Cellulose Commodities	$911	$863	$849	$883	$850
Paperboard	$1,346	$1,321	$1,384	$1,333	$1,383
High-Yield Pulp (external sales)	$509	$518	$574	$514	$566

Sales Volumes (‘000s of metric tons)
Cellulose Specialties	111	111	130	221	244
Cellulose Commodities	64	84	96	149	201
Paperboard	34	37	44	72	82
High-Yield Pulp (external sales)	42	48	45	90	95

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended June 28, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$29	$1	$(10)	$(1)	$(7)	$(378)	$(366)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	29	1	(10)	(1)	(7)	(378)	(366)
Depreciation and amortization	17	—	7	6	—	1	31
Interest expense, net	—	—	—	—	—	23	23
Income tax expense	—	—	—	—	—	339	339
EBITDA-continuing operations attributable to RYAM	46	1	(3)	5	(7)	(15)	27
Indefinite suspension charges	—	—	1	—	—	—	1
Adjusted EBITDA-continuing operations attributable to RYAM	$46	$1	$(2)	$5	$(7)	$(15)	$28

	Three Months Ended March 29, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$31	$1	$(12)	$(1)	$(7)	$(44)	$(32)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	31	1	(12)	(1)	(7)	(44)	(32)
Depreciation and amortization	15	1	10	5	1	(1)	31
Interest expense, net	—	—	—	—	—	23	23
Income tax benefit	—	—	—	—	—	(5)	(5)
EBITDA-continuing operations attributable to RYAM	46	2	(2)	4	(6)	(27)	17
Indefinite suspension charges	—	—	—	—	—	—	—
Adjusted EBITDA-continuing operations attributable to RYAM	$46	$2	$(2)	$4	$(6)	$(27)	$17

	Three Months Ended June 29, 2024
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$50	$1	$(21)	$13	$1	$(36)	$8
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	50	1	(21)	13	1	(36)	8
Depreciation and amortization	18	1	10	2	1	1	33
Interest expense, net	—	—	—	—	—	21	21
Income tax benefit	—	—	—	—	—	(1)	(1)
EBITDA-continuing operations attributable to RYAM	68	2	(11)	15	2	(15)	61
Indefinite suspension charges	—	—	7	—	—	—	7
Adjusted EBITDA-continuing operations attributable to RYAM	$68	$2	$(4)	$15	$2	$(15)	$68

E

	Six Months Ended June 28, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$60	$2	$(22)	$(2)	$(14)	$(422)	$(398)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	60	2	(22)	(2)	(14)	(422)	(398)
Depreciation and amortization	32	1	17	11	1	—	62
Interest expense, net	—	—	—	—	—	46	46
Income tax expense	—	—	—	—	—	334	334
EBITDA-continuing operations attributable to RYAM	92	3	(5)	9	(13)	(42)	44
Indefinite suspension charges	—	—	1	—	—	—	1
Adjusted EBITDA-continuing operations attributable to RYAM	$92	$3	$(4)	$9	$(13)	$(42)	$45

	Six Months Ended June 29, 2024
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$87	$3	$(39)	$21	$—	$(65)	$7
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	87	3	(39)	21	—	(65)	7
Depreciation and amortization	36	1	21	6	2	1	67
Interest expense, net	—	—	—	—	—	41	41
Income tax benefit	—	—	—	—	—	(2)	(2)
EBITDA-continuing operations attributable to RYAM	123	4	(18)	27	2	(25)	113
Indefinite suspension charges	—	—	7	—	—	—	7
Adjusted EBITDA-continuing operations attributable to RYAM	$123	$4	$(11)	$27	$2	$(25)	$120

	Annual Guidance
	2025
	Low	High
Loss from continuing operations attributable to RYAM	$(75)	$(65)
Depreciation and amortization	140	140
Interest expense, net	92	92
Income tax benefit(b)	(7)	(7)
EBITDA & Adjusted EBITDA-continuing operations attributable to RYAM	$150	$160

(a)EBITDA from continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction, with the exception of Canada, which assumes a 0% tax rate due to valuation allowances, and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Six Months Ended
	June 28, 2025	June 29, 2024
Cash provided by operating activities	$10	$99
Capital expenditures, net	(62)	(30)
Adjusted free cash flow	$(52)	$69

	Annual Guidance
	2025
	Low	High
Cash provided by operating activities	$60	$75
Capital expenditures, net	(85)	(85)
Adjusted free cash flow	$(25)	$(10)

(a)Adjusted free cash flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	June 28, 2025	December 31, 2024
Debt due within one year	$26	$24
Long-term debt	720	706
Total debt	746	730
Unamortized premium, discount and issuance costs	44	48
Cash and cash equivalents	(71)	(125)
Adjusted net debt	719	653
Unsecured debt	(31)	(28)
Net secured debt	$688	$625

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as adjusted net debt less unsecured debt.
Adjusted Income (Loss) From Continuing Operations(a)

	Three Months Ended						Six Months Ended
	June 28, 2025		March 29, 2025		June 29, 2024		June 28, 2025		June 29, 2024
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$(366)	$(5.48)	$(32)	$(0.49)	$8	$0.12	$(398)	$(5.99)	$7	$0.10
Indefinite suspension charges	1	0.01	—	—	7	0.10	1	0.01	7	0.10
Tax effect of adjustments	—	—	—	—	(2)	(0.03)	—	—	(2)	(0.03)
Adjusted income (loss) from continuing operations	$(365)	$(5.47)	$(32)	$(0.49)	$13	$0.19	$(397)	$(5.98)	$12	$0.17

(a)Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for items that management believes are not representative of core operations.
H